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QUEST RESOURCE CORPORATION

BONUS SHARE AWARD AGREEMENT

Date of Grant:	December 7, 2009
Number of Bonus Shares:	______ Bonus Shares

THIS AGREEMENT, dated as of December 7, 2009, is between Quest Resource Corporation, a Nevada corporation (the "Company"), and _____________ ("Recipient").

RECITALS:

A.        Effective October 14, 2005, the Company established the 2005 Omnibus Stock Award Plan, as amended (the "Plan"), under which the Company may grant employees, consultants and non-employee directors certain equity-based awards.

B.        Recipient is a valued and trusted employee of the Company or one of its Subsidiaries.

C.        The Company has elected to issue Recipient rights to shares of common stock in order that Recipient thereby may be induced to obtain an ownership interest in the Company and to advance the interests of the Company and its Subsidiaries.

AGREEMENT:

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:

Section 1.	Incorporation of Plan

All provisions of this Agreement and the rights of Recipient hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan

Section 2.	Promise to Deliver Shares

The Company will issue and deliver to Recipient, subject to the conditions set forth in this Agreement, that number of Bonus Shares identified above opposite the heading "Number of Bonus Shares" (the "Shares"). The Shares, which will be issued by the Company subject to the conditions set forth herein, will be issued in the name of Recipient or a nominee of Recipient on the applicable Transfer Date (as identified and defined below in this Section 2) for each such Share. Once a Share has been transferred, the Share will be freely transferable under this Agreement, subject only to such further limitations on transfer, if any, as may exist under the Company's Bylaws, applicable law or any other agreement binding upon Recipient.

Provided Recipient's right to receive the Shares has not already been forfeited pursuant to Section 4 and subject to any exceptions listed elsewhere herein, Recipient's rights to the Shares shall vest in proportional amounts (with any number(s) not evenly divisible being allocated to the earliest tranche) on the applicable dates identified below (the "Transfer Dates"), and the Shares will be transferred on, or no more than 10 days after, such Transfer Dates:

Number of Shares	Transfer Date
______ Shares (20% of the total number of Shares)	December 23, 2009
______ Shares (20% of the total number of Shares)	September 23, 2010
_____ Shares (20% of the total number of Shares)	September 23, 2011
_____ Shares (20% of the total number of Shares)	September 23, 2012
_____ Shares (20% of the total number of Shares)	September 23, 2013

Section 3.	Consideration to the Company

In consideration of the awarding of the Shares by the Company, Recipient agrees to render faithful and efficient services as an employee of the Company or a Subsidiary. Nothing in this Agreement will confer upon Recipient any right to continue as an employee of the Company or a Subsidiary or will interfere with or restrict in any way the rights of the Company or a Subsidiary, which are hereby expressly reserved, to terminate Recipient’s employment with the Company or a Subsidiary at any time for any reason whatsoever, with or without cause.

Section 4.	Forfeiture of Right to Receive Shares Prior to Transfer

Unless otherwise provided herein, if a Termination of Affiliation (including a Termination of Affiliation on account of death or Disability) occurs before one or more of the Transfer Dates for some or all of the Shares, all of the Recipient's right to receive additional Shares under this Agreement, if any, shall immediately be forfeited. Upon such forfeiture, Recipient shall have no further rights under this Agreement.

In no event will the occurrence of a Change of Control, a Recipient's Termination of Affiliation within the Change of Control Period, or the completion of the Recombination (as defined in Section 6) affect, or accelerate the delivery of, the Shares.

Section 5.	No Assignment of Rights

Subject to any exceptions set forth elsewhere herein, none of the rights to receive the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Recipient, and Recipient agrees not to attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such rights. Any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of a right to receive a Share under this Agreement shall be null and void.

Section 6.	Acknowledgement of Rights of the Company in Event of the Recombination

Notwithstanding anything in this Agreement to the contrary, none of the transactions that will occur in connection with the "recombination" described in the Registration Statement of PostRock Energy Corporation ("PostRock") on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on October 6, 2009 (Registration No. 333-162366) (the "Recombination") shall be considered a Change of Control for purposes of this Agreement.

In the event of the completion of the Recombination, without any requirement or obligation to obtain the Recipient’s consent, the Compensation Committee of the Board of Directors of PostRock shall provide that any unvested Shares hereunder shall be exchanged for rights covering the equity of PostRock, with appropriate adjustments as to the number and kind of equity interests; such rights shall be evidenced in such manner as determined by the Compensation Committee. The determinations of such Compensation Committee with respect to the exchange, adjustments, and terms and conditions of the PostRock equity interests received in exchange for the Shares shall be made in accordance with the Agreement and Plan of Merger, dated July 2, 2009, as amended, governing the Recombination and shall be conclusive and binding on all parties.

Section 7.	No Dividends and Voting

Recipient (i) is not entitled to receive any dividends or dividend equivalents, whether such dividends would be paid in cash or in kind, or receive any other distributions made with respect to actual Shares of Common Stock, and (ii) does not have nor may he or she exercise any voting rights with respect to any of the Shares, in both cases (i) and (ii) above, unless and until the Shares have been delivered pursuant to this Agreement.

Section 8.	Adjustments

Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding shares of Common Stock effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, stock combination or other change in the corporate structure of the Company affecting the Common Stock, the Recipient's right to receive Shares under this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change. In the event of a dispute concerning such adjustment, the decision of the Company will be conclusive. The Recombination is not a change subject to the provisions of this Section 8.

Section 9.	Amendment and Cancellation

This Agreement may be amended or cancelled at any time provided that, to the extent any amendment would be materially adverse to Recipient or in the event of the cancellation of this Agreement, both the Company and Recipient consent to the terms of such amendment or cancellation. The foregoing notwithstanding, no amendment or cancellation shall be made or valid that would result in the Shares becoming subject to Code Section 409A.

Section 10.	Withholding of Tax

To the extent that the transfer of a Share results in the receipt of compensation by Recipient with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by Recipient that are acceptable to the Company or such Affiliate, Recipient shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No Shares will be transferred under this Agreement until Recipient has paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

Section 11.	Entire Agreement

This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Shares granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Except as provided with respect to the exchange of the Shares for PostRock equity interests in the event of the completion of the Recombination as set forth in Section 6, a modification of this Agreement shall be effective only if it is in writing and signed by both Recipient and an authorized officer of the Company.

Section 12.	Designation of Beneficiary

Recipient may designate a person or persons to receive, in the event of Recipient's death, any Shares then being transferred or other property then or thereafter distributable relating to the Shares. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company or its delegate and may be revoked in writing. If Recipient fails effectively to designate a beneficiary, the estate of Recipient will be deemed to be the beneficiary of Recipient with respect to any such Shares or other property.

Section 13.	Applicable Law

This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma, excluding its conflict of laws provisions.

Section 14.	Section 409A

The rights to, and distribution of, the Shares granted hereunder are intended to be exempt from the requirements of Section 409A of the Code under the "short-term deferral exclusion" as defined thereunder, and this Agreement shall be interpreted and administered in a manner consistent with that intent.

[Execution and Beneficiary Designation Page To Follow]

The parties to this Agreement have executed this Agreement as of the date first above stated.

QUEST RESOURCE CORPORATION

By:
Title:

RECIPIENT

Designation of Beneficiary

(Relationship to Recipient)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

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